UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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El Paso Electric Company

(Name of Registrant as Specified In Its Charter)

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EL PASO ELECTRIC COMPANY

100 N. Stanton

EI Paso, Texas 79901

(915) 543-5711

April 16, 2010

Dear Shareholder:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton, El Paso, Texas 79901, on May 26, 2010, at 10:00 a.m., Mountain Daylight Time.

The purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of Class I Directors; and (ii) to consider and act upon the recommendation of the Board of Directors to ratify the selection of KPMG LLP as the El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Information concerning these matters is set forth in the accompanying Notice of the meeting and Proxy Statement. Your Board of Directors recommends that you vote FOR the proposals as explained in the attached Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date and return promptly the enclosed proxy.

Sincerely,

David W. Stevens

Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton

El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

EI Paso Electric Company:

The Annual Meeting of Shareholders of EI Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton, EI Paso, Texas 79901, on Wednesday, May 26, 2010, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

(1)	To give shareholders an opportunity to vote on the election of Class I Directors;

(2)	To consider and act upon the recommendation of the Board of Directors to ratify the selection of KPMG LLP as EI Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors knows of no matter, other than those set forth in the paragraphs above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board of Directors has fixed the close of business on March 29, 2010, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

The Board of Directors has made these materials available to you on the Internet or, at your direction, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Shareholders are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

As owners of EI Paso Electric Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. If you attend the meeting and decide to vote in person, you may revoke your proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from the broker so that beneficial ownership can be verified without delay on the meeting date.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Guillermo Silva, Jr.

Corporate Secretary

April 16, 2010

YOUR VOTE IS IMPORTANT

PLEASE MARK, DATE, SIGN AND

PROMPTLY RETURN YOUR PROXY. THANK YOU.

EL PASO ELECTRIC COMPANY

100 N. Stanton

EI Paso, Texas 79901

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 26, 2010

GENERAL

The accompanying proxy is solicited on behalf of the Board of Directors of El Paso Electric Company (the “Company”) for use at its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 26, 2010, at 10:00 a.m., Mountain Daylight Time, at the Company’s principal offices, and at any adjournment thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton, EI Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax, or other electronic means by the directors, officers, employees and agents of the Company. To assist in the solicitation, the Company has engaged Georgeson Shareholder Communications, Inc. for a fee of $6,500 plus out-of-pocket expenses. The Company will also reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

This Proxy Statement and the accompanying form of proxy are first being made available on the Internet to shareholders of the Company on or about April 16, 2010.

SHARES OUTSTANDING, VOTING RIGHTS AND REVOCABILITY OF PROXIES

At the close of business on March 29, 2010, the “record date” for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 43,772,481 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The vote of a plurality of the votes cast at the meeting is required for the election of each Class I Director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and represented in person or by proxy at the meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

A shareholder having the right to vote may vote either in person or by proxy. A shareholder of record may vote in person at the Annual Meeting. A shareholder of record may vote by proxy over the Internet by following the instructions provided in the Notice, or if the shareholder requests printed copies of the proxy materials by mail, the shareholder may also vote by mail or by telephone.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is returned, but no choice is specified, the shares will be voted (i) FOR the election of the four nominees described below as Class I Directors; and (ii) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. With respect to any other matters that will come before the Annual Meeting, the proxy will be voted in the discretion of the proxy holder. If no proxy is returned, the shares represented by such proxy will not be voted.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting other than as set forth in the accompanying Notice. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote AGAINST when determining whether a proposal has been approved. Broker non-votes are not included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved.

The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

Beginning with the 2010 proxy season, the New York Stock Exchange has changed its rules to make the election of directors in an uncontested election a non-routine item. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for the election of directors cannot exercise discretion to vote for directors. Due to this rule change, at this year’s annual meeting, the election of directors will be a non-routine item. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

Article III, Section 2, of the Company’s Bylaws divides the Board of Directors into three classes, as nearly equal in number as possible, each of which is elected for a three-year term. The Board currently has twelve members and each of Class I, II and III has four members.

The shares represented by the accompanying proxy will be voted to elect four nominees for Class I Directors recommended by the Board of Directors, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee.

Qualifications of Directors

The Board of Directors, acting through the Nominating and Corporate Governance Committee (the “Committee”), is responsible for recommending to the stockholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Committee periodically to review the composition of the Board in light of the current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of judgment, diversity, skills, background and experience.”

A majority of the current directors were originally appointed to the Board at the time of the Company’s emergence from bankruptcy in 1996. The various creditor and public constituencies at the time sought individuals with financial, regulatory and managerial skills that both represented a break with the past and an ability to direct a fragile entity back to viability. This core group of Directors instituted policies that returned the Company’s debt to “investment grade” status within a short period, improved its posture with customers and regulators and led to a substantial increase in the price of the common stock in succeeding years. During that period, as Directors retired or as the needs of the Company evolved, the Board added other individuals with skills (such as knowledge of the local service areas and of legislative and regulatory affairs) that became more important as the Company stabilized and grew. . With the retirement of Mr. Edwards (who is a former utility executive) effective May 26, 2010, the Board has identified a Board nominee, Mr. Shockley, with significant managerial and operational experience in the regulated utility industry to complement the skills of Mr. Stevens.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company. In presenting this year’s nominees, the Committee also considered the invaluable experience they have gained in dealing with the Company’s unique challenges over many years, their ability to work as a collegial group during intense and stressful periods in the past and their willingness to spend the time necessary to perform their role despite other professional commitments.

The Committee considers the following additional factors as important characteristics of the current Board:

•

experience in a broad range of occupations and industries which provides differing viewpoints and expertise relating to execution of the Company’s business plan. These include consumer retail and marketing (Ms. Holland-Branch, Mr. Brown), telecommunications (Mr. Cicconi), regulated financial (Messrs. Parks, Heitz, Harris, Wertheimer, Siegel and Yamarone), regulated utility (Mr. Shockley), non-profit and technology (Ms. Allen) and legal (Messrs. Cicconi, Heitz and Siegel);

•

experience in corporate restructuring and finance (Messrs. Harris, Parks, Siegel, Wertheimer, Yamarone and Brown), which has been important in restoring the Company’s financial condition and will be critical as the Company accesses public and private sources of capital in the future;

•	geographic presence in or knowledge of the communities and constituencies served by the Company in El Paso (Ms. Holland-Branch and Mr. Brown) and New Mexico (Ms. Allen); and

•

significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management and accounting (Messrs. Yamarone and Parks), governmental affairs (Ms. Holland-Branch and Messrs. Brown and Cicconi), utility operations (Messrs. Shockley and Stevens), corporate governance (Messrs. Harris, Heitz and Wertheimer), and strategic planning (Ms. Allen and Messrs. Parks and Siegel).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BROWN, CICCONI AND SHOCKLEY, AND MS. HOLLAND-BRANCH, AS CLASS I DIRECTORS.

NOMINEES AND DIRECTORS OF THE COMPANY

Included below is information about the nominees for election as directors and the existing directors who will continue in office after the Annual Meeting. The Board of Directors has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Company’s Board of Directors.

NOMINEES FOR CLASS I DIRECTORS (NEW TERM TO EXPIRE IN 2013)

John Robert Brown

Owner and President, Brownco Capital, LLC

Director since 2003

Mr. Brown, age 65, has been the owner and president of Brownco Capital, LLC, a private investment company, since November 2007. From May 1992 to March 2008, Mr. Brown was the President and Chairman of the Board of Desert Eagle Distributing of El Paso, Inc., a distributor of Anheuser-Busch products in west Texas and eastern New Mexico. Mr. Brown has been a director of the Company since June 2003 and serves on our Audit Committee and is Chairman of our External Affairs Committee. He currently serves on the Boards of Directors of Bank of the West, the El Paso Regional Economic Development Corporation, The University of Texas at El Paso Development Board and the Texas Tech University Foundation Board.

James W. Cicconi

Senior Executive Vice President for External and Legislative Affairs, AT&T, Inc.

Director since 1997

Mr. Cicconi, age 57, has been Senior Executive Vice President of External and Legislative Affairs for AT&T Services Inc. since November 2005. Prior to that, Mr. Cicconi served as Executive Vice President for Law and Government Affairs and General Counsel of AT&T Corp. since December 1998. He served as a Partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. from 1991 to 1998. While practicing law at Akin Gump, Mr. Cicconi specialized in administrative and regulatory law, as well as federal legislation, representing a range of corporate clients. He was also involved in a number of significant transactions, including public sales, restructurings and acquisitions. Mr. Cicconi served as Deputy Chief of Staff to President George W. Bush and also served as the Senior Issues Advisor to President Bush’s 1988 and 1992 election campaigns. Mr. Cicconi has been a director of the Company since 1997 and serves on our Audit Committee and is Chairman of our Compensation Committee.

Patricia Holland-Branch

Chief Executive Officer and Owner of Facilities Connection, Inc.

Director since 1997

Ms. Holland-Branch, age 65, is the Chief Executive Officer and Owner of Facilities Connection, Inc., a company she founded in 1986 that provides products and interior design services for commercial, industrial and governmental clients. She is also a 50% owner of MAPRODISA, S.A. de C.V. Ms. Holland-Branch has been a director of the Company since 1997 and serves on the External Affairs and Energy Resources and Environmental Oversight Committees. She currently serves on the Foundation Board of Directors of the El Paso Hispanic Chamber of Commerce and is a director of the Regional Economic Development Corporation in El Paso. She also served a six-year term for the El Paso Branch of the Federal Reserve Bank of Dallas and during two of these years she served as Chairman of the Board.

Thomas K. Shockley

Retired Vice Chairman and Chief Operating Officer, American Electric Power Company, Inc.

The Board has nominated Thomas K. Shockley to fill the vacant position created by the retirement of Mr. Edwards. Mr. Shockley, age 65, retired in 2004 after a lengthy career in the regulated utility industry. From 2000 to 2004, he served as the Vice Chairman and Chief Operating Officer of American Electric Power Company, Inc. (AEP), one of the largest electric utilities in the United States. From 1997 to 2000, Mr. Shockley was President and Chief Operating Officer of Central and South West Corporation which combined with American Electric Power of Columbus, Ohio in 2000 to form AEP. In his career, Mr. Shockley served in various other executive and management positions in the utility and energy industries. He previously served on the Boards of Directors of the Foundation Coal Company and Cellnet. He also currently serves on the Board of Chase Energy Development.

CLASS II DIRECTORS (TERMS EXPIRING IN 2011)

Catherine A. Allen

Chairman and Chief Executive Officer, The Santa Fe Group

Director since 2009

Ms. Allen, age 63, has, since 1996, been the Chairman, Chief Executive Officer and Founder of The Santa Fe Group, a strategic consulting company providing services to financial institutions and related infrastructure companies. Previously, Ms. Allen was a Vice President of Business Development and Alliances, of Citicorp, where her responsibilities included developing and managing strategic alliances with technology and telecommunications companies for technology-based products and services. She is the President and Chairman of the Board of the Mark Twain Research Foundation. She was formerly CEO of BITS, a financial services consortium and non-profit industry association from 1997 to 2007. She serves on the board of Stewart Title Guaranty Company and the advisory board for Alantis Transaction Business. Ms. Allen joined our Board in May 2009 and serves on our Compensation, External Affairs and Energy Resources and Environmental Oversight Committees.

Kenneth R. Heitz

Partner, Irell & Manella, LLP, a law firm

Director since 1996

Mr. Heitz, age 62, has been a Partner of the law firm of Irell & Manella, LLP most recently since 1991. Prior to joining Irell & Manella, Mr. Heitz served as Acting President and Chief Executive Officer of Columbia Savings and Loan Association from January 1990 to March 1990 and as its Executive Vice President and General Counsel from 1988 to 1990. Mr. Heitz has been a director of the Company since 1996, and in May 2008, he was appointed Chairman of our Board. He also serves on our External Affairs and Energy Resources and Environmental Oversight Committees.

Michael K. Parks

Managing Director, TCW Group

Director since 1996

Mr. Parks, age 50, serves as Managing Director of the Special Situations Group of TCW Group, Inc. Mr. Parks also serves as Managing Director of Leveraged Finance Group of Trust Company of the West. Prior to joining TCW, Mr. Parks held various executive level positions at Aurora National Life Assurance Company, a privately owned life insurance company, from 1993 to 2000, including Chief Executive Officer, President and Chief Investment Officer from 1996 to October 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc. He has been a director of the Company since 1996 and was appointed Vice Chairman of the Board in November 2005. He also serves on our Audit, Executive, and Nominating and Corporate Governance Committees. He has been a Director of E*Trade Financial Corp. (formerly, E* Trade Group Inc.) since April 2003 and serves on its Audit Committee and Finance Risk Oversight Committee. He also serves as a director of Aurora National Life Assurance Company.

Eric B. Siegel

Retired Limited Partner of Apollo Advisors, L.P. and

Consultant and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club

Director since 1996

Mr. Siegel, age 52, is a retired Limited Partner of Apollo Advisors, L.P. and has been an independent business consultant since 1995. Mr. Siegel serves as Consultant to and on the Advisory Board of the Milwaukee Brewers Baseball Club. He has also served as a Principal and Partner of Apollo Advisors, L.P. (a predecessor to Apollo Management L.P.) and Lion Advisors, L.P. He has been a director of the Company since 1996 and serves on our Audit and Nominating and Corporate Governance Committees. He also serves as Chairman of our Executive Committee. He has been a Director of Ares Capital Corporation since 2004 and is chairman of its Nominating Committee and a member of its Audit Committee. Mr. Siegel has previously served as a director of a number of public and private companies, including Kerzner International Limited where he was a director from April 1994 to 2006, and chairman of its Audit and Compensation Committees. He rejoined the Kerzner Board in 2008.

CLASS III DIRECTORS (TERMS EXPIRING IN 2012)

James W. Harris

Founder and President, Seneca Financial Group, Inc.

Director since 1996

Mr. Harris, age 63, founded Seneca Financial Group Inc. in 1993 and serves as its President. Previously, Mr. Harris served as Managing Director at Lehman Brothers and Head of the Financial Restructuring Group. Before joining Lehman Brothers, he spent 10 years at Citibank N.A.’s Institutional Recovery Group. From 2001 to 2003, he was an Adjunct Professor at Columbia University’s Graduate School of Business in New York. Since 2006, Mr. Harris has been an adjunct professor at the Kenan-Flagler School of Business Administration at the University of North Carolina in Chapel Hill, North Carolina where he teaches a course on Managing Business Turnarounds. Mr. Harris has been a Director of the Company since 1996 and serves on our Compensation, Executive and External Affairs Committees. He also serves as Chairman of our Nominating and Corporate Governance Committee. He served as a Director of Peregrine Systems Inc. and was a member of its Audit Committee. Mr. Harris currently serves on the Advisory Board of the Dare County Center and co-chairs that board’s long-term planning committee.

David W. Stevens

Chief Executive Officer, El Paso Electric Company

Director since 2008

Mr. Stevens, age 50, is our CEO. Prior to joining the Company in 2008, Mr. Stevens served as Founder and Principal of Professional Consulting Services, LLC from December 2007 to November 2008. Prior to that, he served as President and CEO of Cascade National Gas Corporation from April 2005 to July 2007. He served as President and Chief Operating Officer of Panhandle Energy from July 2003 to April 2005 and as President and Chief Operating Officer of Southern Union Company’s former subsidiary, Energy Worx, Inc., from January 2003 to June 2003. Previously, Mr. Stevens served in other operating and senior management positions with Southern Union Gas and its subsidiaries. Throughout his career, he has served in many business and community organizations, including the Southern Gas Association, the Intrastate Natural Gas Association, Rotary International and the American Lung Association. Mr. Stevens has served on the boards of PointServe Inc. and Cascade Natural Gas Corporation.

Stephen N. Wertheimer

Managing Director and Founding Partner, W Capital Partners

Director since 1996

Mr. Wertheimer, age 59, is a Managing Director and Founding Partner of W Capital Partners and has over 30 years of experience in investment banking and principal investments. Prior to founding W Capital Partners, Mr. Wertheimer served as a Managing Director of CRT Capital Group, LLC (“CRT Capital”). Prior to joining CRT Capital, he was a Founder and Managing Member of Water Capital Management from 1991 to 1997. Mr. Wertheimer has extensive board experience having served on the board of over thirty companies, both public and private. Mr. Wertheimer has been a director of the Company since 1996 and serves as a member of the Executive and Nominating and Corporate Governance Committees and is Chairman of the Energy Resources and Environmental Committee. He is also currently a member of the Boards of Directors of AOptix Technologies, Kabira Technologies and World Kitchen, Inc.

Charles A. Yamarone

Director, Houlihan Lokey

Director since 1996

Mr. Yamarone, age 51, has been a Director of Houlihan Lokey since November 2009 where he is a senior member of the Debt Capital Markets group. Prior to that, Mr. Yamarone worked for over 18 years at Libra Securities and its predecessors. At Libra, Mr. Yamarone served in a wide variety of roles and was involved in all areas of Libra’s business as an institutional broker-dealer, including capital markets, corporate finance, sales and trading, research, legal, compliance, operations and administration. Mr. Yamarone has been a director of the Company since 1996 and is Chairman of the Audit Committee and a member of the Compensation Committee. He has also been a director of Continental Airlines, Inc. since 1995 and is chairman of its Human Resources Committee and a member of its Corporate Governance and Social Responsibility Committee. He is also a director of New Millennium Homes, LLC, a privately-owned homebuilder, and serves on its Audit Committee. He has previously served as a director of four other public companies.

CORPORATE GOVERNANCE

Board Structure

Although not required by our bylaws, since 1996, the offices of Chairman and Chief Executive Officer of the Company have been held by different individuals. The chairman of our Board, Mr. Heitz, is an independent director. Our Chief Executive Officer, Mr. Stevens, is the only member of management on the Board. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. The website and its contents are not part of this Proxy Statement.

Standards of Board Independence

The Guidelines, among other things, set forth categorical standards to assist the Board of Directors in making determinations of director independence in accordance with the rules of the NYSE. The Board of Directors makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee which requires that the director meet additional requirements under SEC Rule 10A-3(b)(1)(ii)), the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

(ii)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

(iii)	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

(iv)	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

In determining the independence of each non-employee director, the Board considered any transactions, relationships and arrangements in which a director may be deemed to have an interest. For 2009, the Board considered the purchase of goods from Facilities Connection, which is owned by Ms. Holland-Branch and services provided by AT&T, where Mr. Cicconi serves as Senior Executive Vice President for External and Legislative Affairs. The Board has determined that these services were provided to us on terms typical for firms not affiliated with any directors and that the total billings for such services were not material either to us, or to Facilities Connection or to AT&T, and do not exceed the limits set forth in the categorical standards set forth above. The Board also considered the payment of $1,148,000 in 2009 for IT services to a company whose president is the son of Ms. Holland-Branch. The Board determined that these services were provided to us on terms typical of firms not affiliated with any directors. The amounts paid to the company exceeded 2% of its consolidated gross revenues.

Applying these categorical standards and the independence criteria of the NYSE, the Board of Directors has determined that all of its directors meet the independence requirements of the NYSE except for (i) David W. Stevens who serves as Chief Executive Officer of the Company and (ii) Ms. Holland-Branch.

In addition, the Board of Directors has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”).

The Company has not made any charitable contributions in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues within the preceding three years to any charitable organization for which a director of the Company serves as an executive officer.

Board’s Role in Risk Oversight

It is the responsibility of senior management to identify, assess, and manage our exposure to risk inherent in the operation of the Company and the implementation of our strategic plan. The Board, however, plays an important role in overseeing management’s performance of these functions. In connection with its reviews of the operations of the Company’s business, the Board addresses the primary risks associated with various business decisions and operations. In addition, the Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Company has also implemented an enterprise risk management program. The Company’s Vice President – Treasurer and Chief Risk Officer, who functionally reports directly to the Audit Committee (the “Chief Risk Officer”), is responsible for identifying, evaluating and implementing risk management controls and methodologies to address identified risks. Pursuant to its charter, the Audit Committee oversees the operation of this enterprise risk management program, and the Chief Risk Officer and his team make periodic reports to the Audit Committee about the identified risks and the management controls and methodologies in place to manage those risks. In connection with its risk management role, the Audit Committee periodically meets privately with representatives from the Company’s internal auditors and its independent registered public accounting firm. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

The Energy Resources and Environmental Committee assists the Board in overseeing risks associated with the Company’s electric generating fleet, including plants in which we are the sole owner and those (such as Palo Verde) operated by others; issues facing the Company from legislative and regulatory initiatives regarding climate change, emissions, renewables and alternative energy; and environmental issues, including compliance with applicable environmental laws and regulations.

The External Affairs Committee assists the Board in overseeing risks associated with legislative and regulatory matters and related legal compliance matters.

Business Conduct Policies

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the Chief Executive Officer, the President, the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, and the Vice President and Controller. A current copy of the Code of Ethics may be found on the Company’s Internet website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the Company’s Chief Executive Officer, the President, the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Vice President and Controller or persons performing similar functions will be disclosed by posting such information on the Company’s Internet website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees (the “Committee Charters”) may also be found on the Company’s Internet website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to EI Paso Electric Company, 100 N. Stanton, EI Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, EI Paso, Texas 79960.

NYSE Corporate Governance Listing Standards

The Company’s Chief Executive Officer must certify to the New York Stock Exchange (“NYSE”) each year that he is not aware of any violation by the Company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary. Such certification must be made within thirty days of the date of the Company’s annual shareholders’ meeting. The certification following the 2009 annual meeting was submitted to the NYSE timely, without qualification.

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

Meetings

The Board of Directors held nine (9) meetings during 2009. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they served. The Board of Directors held seven (7) executive sessions during 2009. The Chairman of the Board of Directors presides at the executive sessions.

The Company does not have a formal policy regarding director attendance at annual meetings. All members of the Board of Directors attended last year’s annual meeting with the exception of Mr. Harris. All members are expected to attend this year’s Annual Meeting.

2009 Director Compensation

The table set forth below provides information regarding compensation paid to the non-employee directors of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
	(a)	(b)(e)
Allen, Catherine A.	$18,625	$60,724	$—		$79,349
Brown, J. Robert	75,000	48,475	—		123,475
Cicconi, James W.	77,500	48,475	—		125,975
Edwards Jr., George W.	51,750	48,475	250,000	(c)	350,225
Harris, James W.	62,000	48,475	—		110,475
Hedrick, Gary R.	—	—	240,550	(d)	240,550
Heitz, Kenneth R.	—	270,489	—		270,489
Holland-Branch, Patricia Z.	—	101,470	—		101,470
Parks, Michael K.	170,750	48,475	—		219,225
Siegel, Eric B.	82,500	48,475	—		130,975
Wertheimer, Stephen N.	63,250	48,475	—		111,725
Yamarone, Charles A.	84,000	48,475	—		132,475

(a)	This column reports the amount of cash compensation earned in 2009 for Board and committee service, based on the compensation policy described below except for Mr. Hedrick. Annually, directors can elect to receive retainers and meeting fees in cash, restricted stock or non-qualified stock options. Mr. Heitz and Ms. Holland-Branch elected to receive this compensation in restricted stock in 2009. Ms. Allen elected to receive this compensation in cash and restricted stock.

(b)	This column represents the aggregate grant date fair value of awards granted in 2009 computed in accordance with FASB ASC Topic 718. Fair value for restricted stock is calculated using the closing price of our stock on the date of grant. For additional information on valuation assumptions, see Note F of Notes to the Consolidated Financial Statements in the Company’s 2009 Form 10-K.

(c)	Mr. Edwards will retire from the Board effective May 26, 2010 after 18 years of service to the Company. The Company made a $250,000 contribution to create the George W. Edwards, Jr./El Paso Electric Distinguished Professorship in Engineering at The University of Texas at El Paso. This permanent endowment is to be used for the benefit of the College of Engineering to further research and graduate programs in the areas of renewable energy.

(d)	Mr. Hedrick retired from the Board of Directors effective May 7, 2009 and received consulting fees aggregating $229,372, and reimbursement for the cost of medical insurance coverage of $11,178 in 2009.

(e)	The per share grant date fair value for each grant of restricted stock awards (which cannot be sold for one year) is set forth in the table below. In addition, Mr. Heitz held 2,948 unexercised options at fiscal year end.

Name	Fair Value at Grant Date – Stock Awards (per share)	Stock Awards (#)
Allen, Catherine A.	$13.85	3,500
Allen, Catherine A.	13.96	385
Allen, Catherine A.	17.67	389

Brown, J. Robert	13.85	3,500

Cicconi, James W.	13.85	3,500

Edwards Jr., George W.	13.85	3,500

Harris, James W.	13.85	3,500

Heitz, Kenneth R.	18.09	898
Heitz, Kenneth R.	13.85	14,332
Heitz, Kenneth R.	14.09	1,331
Heitz, Kenneth R.	13.96	1,236
Heitz, Kenneth R.	17.67	1,117

Holland-Branch, Patricia Z.	18.09	760
Holland-Branch, Patricia Z.	13.85	3,500
Holland-Branch, Patricia Z.	14.09	834
Holland-Branch, Patricia Z.	13.96	1,057
Holland-Branch, Patricia Z.	17.67	721

Parks, Michael K.	13.85	3,500

Siegel, Eric B.	13.85	3,500

Wertheimer, Stephen N.	13.85	3,500

Yamarone, Charles A.	13.85	3,500

During 2009, compensation for non-employee directors, except for Mr. Hedrick, consisted of the following:

(1)	Each non-employee director received an annual retainer of $35,000. On November 17, 2009, the Nominating and Corporate Governance Committee approved an increase of $5,000 to the annual retainer.

(2)	The chair of the Audit Committee received an additional annual retainer of $10,000, and the chair of each of the other committees of the Board received an additional annual retainer of $5,000.

(3)	Each non-employee director received a meeting fee of $1,000 per meeting for each Board and committee meeting attended (other than Audit Committee meetings).

(4)	Each Audit Committee member received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.

(5)	The Chairman of the Board received an additional award of $150,000 which was paid in stock. The Vice Chairman of the Board received an additional cash award of $125,000.

(6)	Restricted stock awarded to directors cannot be sold for one year after grant. Each non-employee director received an award of 3,500 shares of restricted stock.

Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for directors.

Pursuant to an agreement entered into in May 2007, Mr. Hedrick received consulting fees from the Company of $229,372 in 2009. Such fees were in lieu of director’s fees. The agreement also provided for the reimbursement of the cost of medical insurance coverage in 2009.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of the Company’s directors and officers, and the Company maintains director and officer liability insurance.

Committees

The Board of Directors has the following standing committees: Audit, Compensation, Executive, External Affairs, Nominating and Corporate Governance, and Energy Resources and Environmental Oversight (formerly Palo Verde and Environmental Oversight).

During 2009, the Audit Committee was composed of directors Yamarone (Chairman), Brown, Cicconi, Parks and Siegel. The Audit Committee, which held fifteen meetings in 2009, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the SEC and otherwise overseeing the Company’s financial reporting. The Audit Committee, in conjunction with senior management, also reviews the Company’s internal controls and disclosure controls and procedures. The Audit Committee is also responsible for setting policy and reviewing an annual budget for civic and charitable contributions by the Company in the communities it serves. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board of Directors. The Board of Directors has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) under the Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that Messrs. Yamarone and Parks meet the criteria of audit committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

During 2009, the Compensation Committee was composed of directors Cicconi (Chairman), Allen (who joined the Committee in May 2009), Heitz (who resigned from the Committee in April 2009), Wertheimer and Yamarone. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Compensation Committee, which held six meetings in 2009, is responsible for evaluating and approving the compensation of executive officers. It also reviews and approves recommended Company-wide compensation increases for employees, as well as approving the adoption of contracts with union employees. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board of Directors. Additional information concerning the process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Hewitt Associates (“Hewitt”)) by the Compensation Committee appears under the caption “Compensation Discussion and Analysis” below.

During 2009, the Executive Committee was composed of directors Siegel (Chairman), Harris, Parks, and Wertheimer. The Executive Committee, which held four meetings in 2009, consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board of Directors (except as prohibited by the Texas Business Corporation Act) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board of Directors regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board of Directors.

During 2009, the External Affairs Committee was composed of directors Brown (Chairman), Allen (who joined the Committee in May 2009), Harris, Hedrick (who served from January until May 2009), Heitz and Holland-Branch. The External Affairs Committee, which held three meetings in 2009, is responsible for overseeing matters related to the Company’s regulatory affairs. The roles and responsibilities of the External Affairs Committee are described in detail in a written charter adopted by the Board of Directors.

During 2009, the Nominating and Corporate Governance Committee was composed of directors Harris (Chairman), Parks, Siegel and Wertheimer. The Board of Directors has determined that each member of this committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held seven meetings in 2009, is responsible for identifying qualified individuals to serve as members of the Board of Directors, recommending directors for appointment to committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board of Directors. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board of Directors. In 2009, the Nominating and Corporate Governance Committee assisted the Board of Directors and each of the Board committees in conducting a self-evaluation to assess their effectiveness.

During 2009, the Palo Verde and Environmental Oversight Committee was composed of directors Edwards (Chairman), Hedrick (who served from January until May 2009), Heitz, and Holland-Branch. The Palo Verde and Environmental Oversight Committee held two meetings in 2009. The Palo Verde and Environmental Oversight Committee was restructured in September 2009 to broaden its scope to include oversight of all of the Company’s generation assets and was renamed the Energy Resources and Environmental Oversight Committee.

During 2009, the Energy Resources and Environmental Oversight Committee was composed of directors Wertheimer (Chairman), Allen, Edwards, Heitz and Holland-Branch. The Energy Resources and Environmental Oversight Committee held one meeting in 2009. The Energy Resources and Environmental Oversight Committee is responsible for (i) reviewing and assessing the operations of the Company’s electric generating fleet, including plants in which it is the sole owner and those operated by others in which it owns a minority interest (such as the Palo Verde Nuclear Generating Station and the Four Corners Generating Station), (ii) overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations, and (iii) identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Energy Resources and Environmental Oversight Committee are described in detail in a written charter adopted by the Board of Directors.

Evaluation of Director Nominees

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than eighty days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the corporation more than ninety days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (a) the name and address of the shareholder making the nomination; (b) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board of Directors; (c) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (d) the written consent of the nominee(s) to serve as a member of the Board of Directors if so elected. Any such shareholder notice should be submitted in writing to: Guillermo Silva, Jr., Corporate Secretary, EI Paso Electric Company, 100 N. Stanton, EI Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board of Directors, the Nominating and Corporate Governance Committee reviews an individual’s qualifications including a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board of Directors, the committee will assess the prior performance of such director. The committee will also periodically review the composition of the Board of Directors in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering the needs of the Company as further described under “Qualifications of Directors” above. One such criterion in our Corporate Governance Guidelines is “diversity”. Our Board does not have a formal written policy with regard to the consideration of “diversity” in identifying director nominees, but its practice has been to seek a mix of skills, experience, geographic and local knowledge, backgrounds and outlook in the best interest of the Company and its various constituencies. No director may serve on the boards of more than three other public companies while serving on the Company’s Board of Directors.

The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company. Each non-employee director is expected (but not required) to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board of Directors. Each non-employee director on the Board of Directors, except for Mr. Yamarone, met this stock ownership guideline as of December 31, 2009. Mr. Yamarone has indicated that he will purchase sufficient shares of the Company’s stock to meet the guidelines during the second quarter of 2010.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2008 and 2009, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the appointment of KPMG LLP. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2010.

Audit Fees

KPMG LLP billed the Company an aggregate of $976,000 and $940,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 certification) and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

Audit-Related Fees

KPMG LLP billed the Company $1,038,000 and $257,000 for audit-related services during the fiscal years ended December 31, 2009 and 2008, respectively. These audit-related services included (i) audits of state and federal regulatory filings, (ii) a comfort letter associated with the refunding of two series of pollution control bonds in 2009, (iii) a comfort letter and consent associated with a Form S-3 filing in 2008 and a senior notes offering under such Form S-3, and (iv) audits of benefit plans.

Tax Fees

KPMG LLP billed the Company $12,000 and $5,000 for professional services rendered in connection with tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2009 and 2008, respectively.

All Other Fees

The Company paid no other fees to KPMG LLP during the fiscal years ended December 31, 2009 and 2008.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent auditors pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that such designees present any such pre-approvals to the full committee at the next committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to:

•	Attract and retain qualified executives by providing comprehensive and market-competitive compensation;

•	Encourage a high level of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and

•	Motivate our executive team to achieve the Company’s business strategy and ensure focus on long-term shareholder return.

To meet these goals, our executive compensation currently consists of base salary, an annual performance bonus payable in cash, and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of market data, company performance and individual responsibility and performance.

Executive Compensation Process

Our Compensation Committee (the “Committee”) reviews and approves compensation for all executive officers. The Committee reviews the performance of our Chief Executive Officer (the “CEO”) at least annually. Our CEO reviews other executive officers’ performance and reports his evaluations to the Committee. Our CEO also recommends to and discusses with the Committee the non-equity compensation elements for executive officers, although the Committee approves actual compensation awarded.

The Committee has engaged Hewitt, an outside global human resource consulting firm, to conduct an annual review of the total compensation program for the executive officers. Hewitt provides the Committee with relevant market data and alternatives to consider when making compensation decisions. Hewitt provided other services directly to the Company in 2009 related to review, administration and adoption of employee benefit plans, for fees totaling $250,715. The Committee believes that this engagement did not hinder Hewitt’s ability to give objective advice to the Committee. It is anticipated, however, that Hewitt will in the future provide only limited services to the Company.

The Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during February or March of each year. The Committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. At least annually (and at other times when material decisions are being considered) the Committee reviews a summary of compensation (also called a “tally sheet”) for each executive officer showing all compensation, equity holdings and accrued retirement benefits. The Committee reviews the tally sheets in executive session with Hewitt at least annually.

Compensation Benchmarking

In consultation with Hewitt, the Committee has approved a group of companies (referred to in this discussion as the “Compensation Comparator Group”), which is a subset of the Edison Electric Institute Index, which is used for an annual benchmarking review of our compensation program. These companies represent regional electric utilities with business issues, scale and compensation programs similar to our own. The Committee reviews compensation information of the Compensation Comparator Group compiled from surveys based on companies that participate in these surveys and publicly available data. For companies in the group with annual revenues higher or lower than ours, Hewitt adjusts the compensation market values using regression analysis to mitigate differences in size for comparison purposes, which is a commonly used approach to ensure the market values reflect our Company’s size. For pay decisions made in 2009, the companies in the Compensation Comparator Group consisted of the following companies:

• ALLETE, Inc.	• IDACORP, Inc.

• Alliant Energy Corporation	• Otter Tail Corporation

• Ameren Corporation	• Pinnacle West Capital Corporation

• Black Hills Corporation	• PNM Resources, Inc.

• CH Energy Group, Inc.	• Portland General Electric Company

• Cleco Corporation	• SCANA Corporation

• DPL, Inc.	• Unisource Energy Corporation

• Great Plains Energy, Inc.	• Westar Energy, Inc.

Primary Components of Compensation

The primary components of our compensation program for the Named Executive Officers (as hereinafter defined) are:

•	Base salary;

•	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and

•	Long-term incentive equity compensation, currently awarded in restricted shares with a combination of time-based and performance-based vesting.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary.    Base salary levels for our executive officers are reviewed and set annually. The Committee targets the 50th percentile level of the Compensation Comparator Group, although the Committee also considers executives’ responsibility level, experience and individual performance. The Committee most recently approved base salary increases for executive officers effective December 2009 after reviewing these factors. Base salaries for the Named Executive Officers on average are generally at or slightly lower than the 50th percentile as compared to the Compensation Comparator Group. The individual competitive position for the Named Executive Officers range from approximately 6% below the 50th percentile to 2% above the 50th percentile. These differences generally reflect each individual’s experience level in the position as well as an assessment of their performance and contributions.

Annual Cash Bonus Plan.    The purpose of our annual cash performance-based bonus plan is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis. For our executive officers, the goals for 2009 were based solely on the following corporate financial and operational performance measures.

•	Financial performance, representing 70% of the bonus, measured by earnings per share (EPS); and

•	Operational performance, measured by a combination of customer satisfaction (25% of the bonus) and safety goals (5% of the bonus).

For 2010, the goals are similar except that the operational performance component will be measured by a combination of customer satisfaction (20% of the bonus), regulatory compliance (5% of the bonus) and safety goals (5% of the bonus).

Each executive officer is assigned a target award opportunity expressed as a percentage of base salary. The target for each of the Named Executive Officers for 2009 was as follows: (i) 60% for Mr. Stevens; (ii) 45% for Messrs. Bates, Carpenter and Wilson; (iii) 40% for Mr. Miracle; and (iv) 35% for Mr. Ramirez. The target award represents the level of bonus payment the executive may earn in the event that plan performance is achieved at targeted levels. Payments at the targeted levels are intended to approximate the 50th percentile of the Compensation Comparator Group. In addition, maximum and threshold award levels are established that adjust payouts for performance levels that exceed or fall below our plan.

The EPS bonus goal for 2009 was established based on a range between a threshold of $1.31 and a maximum of $1.51. Executives would receive no bonus if the threshold EPS goal is not achieved and a proportionally higher bonus if earnings surpass the threshold EPS up to the maximum EPS goal. Our target safety goals for 2009 were based on the highest performance level during the previous five years. Our customer satisfaction goals are established and measured based on annual surveys designed and performed by a third-party marketing organization and are in the top 10th percentile of the survey group. Bonuses are paid in late February or early March after the Committee reviews the audited financial results and operational performance for the previous year. For the year ended December 31, 2009, the Company met its EPS goal at the maximum level, its customer satisfaction goal at the maximum level, one of its three safety goals at target and two of its three safety goals at threshold. The total bonus paid to Company employees for 2009 was approximately $8.7 million, of which approximately $2.2 million was paid to executive officers.

Long-Term Equity Incentives.    We grant stock awards annually with a three-year payout cycle. These awards are designed to focus executives on the relative performance of our stock and, secondarily, are designed as a retention tool. Since 2004, the Committee has granted annual long-term incentives consisting of two elements:

•	Performance shares, which are earned based on our total shareholder return over a three-year period; and

•	Time-vested restricted stock, which vests at the end of a three-year period.

The initial target value of each annual award is based on a weighting of approximately 75% for performance shares and 25% for time-based restricted stock. We have chosen to place more weight on the performance shares so that the most value is realized based on return for our shareholders over a period of three years. We feel the time-based restricted stock awards are also effective retention and incentive tools because their actual value is tied to the value of the Company’s stock no earlier than the vesting date and the vesting schedules require that participants be employed at the end of the three-year vesting period. The initial target values (i.e., the initial value of the time-based restricted stock plus performance shares at target) are intended to approximate the 50th percentile of the Compensation Comparator Group.

The actual number of performance shares earned at the end of the three-year cycle depends on the Company’s percentile ranking within a specific group of companies identified by the Committee in consultation with Hewitt (called the “Performance Comparator Group”). The Performance Comparator Group is structured to be a group of companies defined by a third-party index and is somewhat different from our Compensation Comparator Group. In addition to the Company, the Performance Comparator Group currently includes 12 other publicly-traded electric utilities with market capitalizations similar to our own. We believe that these companies have investor bases that are similar to ours. The following companies, chosen from the Standard & Poor’s SmallCap 600 Index and MidCap 400 Index that are included in the Global Industry Classification Standard’s (GICS) sub-industry of Electric Utilities for their similarities to us in type of industry and size of operations, currently are in our Performance Comparator Group:

• ALLETE, Inc.	• IDACORP, Inc.

• Central Vermont Public Service	• Nevada Energy Inc.

• Cleco Corporation	• PNM Resources, Inc.

• DPL, Inc.	• UIL Holdings Corporation

• Great Plains Energy, Inc.	• Unisource Energy Corporation

• Hawaiian Electric Industries, Inc.	• Westar Energy, Inc.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of target, depending on our ranking within the 13-member Performance Comparator Group for total shareholder return. As with the time-based restricted stock, participants are required to be employed at the end of the three-year cycle to be eligible for the award. Shareholder return is defined as the change in stock value, plus dividends, over the three-year performance period within the Performance Comparator Group, and payouts for each three-year cycle are as follows:

•	if we rank first, 200% of target

•	If we rank second, 175% of target

•	if we rank third, 150% of target

•	if we rank below third but above the 50th percentile, we interpolate between 150% and 100% of target

•	if we are at the 50th percentile, 100% of target

•	if we rank below 50th percentile but above the 30th percentile, we interpolate between 100% and 30% of target

•	if we are below the 30th percentile, 0% of target

For the 2007-2009 performance cycle, which ended on December 31, 2009, our total shareholder return ranked 9th within the 13 member Performance Comparator Group, which resulted in performance shares earned at the 30% level.

In addition to these regular grants, we sometimes make special retention or new hire grants. We did not make any special grants to Named Executive Officers during 2009. In February 2010, we granted an additional restricted stock award to Mr. Stevens of 7,325 shares in recognition of his performance in 2009. This award will vest three years from the date of the award.

We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards because they have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price compared to stock options. The Compensation Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future.

Other Executive Benefits

Retirement Benefits.    We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement. The benefit is based on years of service, retirement age and salary over a period of time prior to retirement. However, tax regulations impose a limit on the amount of compensation that can be taken into account for purposes of determining these retirement benefits. As a result, the qualified plan does not achieve a market-competitive structure for senior executives whose total compensation can include a significant amount of variable short-term incentive compensation. We established an excess benefit plan to provide supplemental retirement benefits to senior executives based on actual annual earnings applied to the basic retirement plan formula without regard to the tax limitations.

Perquisites and Other Benefits.    Generally our Named Executive Officers do not receive material perquisites or other benefits different from other employees. For example, our executives participate in the same medical, dental, life insurance, accidental death & dismemberment, and long-term disability plans as do other employees, and the Company matching contributions to the 401(k) plan are on the same basis as other employees. Executives are paid a small monthly car allowance and receive at a minimum five weeks and three days of paid time off annually.

Change in Control/Termination Agreements.    The Committee has approved change in control severance agreements for each of our Named Executive Officers. As further described in this Proxy Statement, these agreements provide executives with benefits in the event of involuntary termination or adverse job changes in connection with or after a change in control. The Committee periodically reviews the costs of these agreements and market practice. The Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executives will be willing to remain through the closing because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements. These agreements do not contain tax reimbursement payments if an executive is subject to the excise tax under Section 4999 of the Code and instead provide that either (i) the executive will be responsible for paying the excise tax or (ii) payments will be reduced to the extent necessary so that no portion is subject to the excise tax, whichever would result in the executive retaining the higher after-tax amount. In addition, in November 2008, we entered into an employment agreement with our CEO, David Stevens, which includes accelerated vesting of his initial restricted stock award (described above) if he is terminated without cause. The Committee approved this agreement after consideration of market data for CEOs of similar size companies and as part of the negotiation process between Mr. Stevens and the Board of Directors after a broad-based executive search.

Stock Ownership Guidelines

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

Position	Guideline
CEO	Three times base salary
Other Executive Officers	Two times base salary

Our executive officers are expected (but not required) to meet these guidelines within five years after becoming an executive officer. As of the end of 2009, all of our Named Executive Officers met or are progressing towards meeting the guidelines within their initial 5-year term.

Impact of Accounting and Tax Treatment of Compensation

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of pay at the Company. For example, the Company granted “full value” awards prior to its adoption of FASB ASC Topic 718 and continues to do so, although the Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless the compensation is “performance-based” within the meaning of the tax regulations. The Compensation Committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to the Company’s success. For example, the Company has not structured its annual cash bonus plan to be “performance-based” for purposes of Section 162(m), although for 2009 total salary and annual cash bonus for each Named Executive Officer except Mr. Stevens was below the $1 million limit. The Company grants some equity awards (such as restricted stock) that are not eligible for the Section 162(m) exception. Our 2007 Long-Term Incentive Plan allows the Committee to approve performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the Committee deems appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation and Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

James W. Cicconi, Chairman
Catherine A. Allen
James W. Harris
Charles A. Yamarone

SUMMARY OF COMPENSATION

The Summary Compensation Table sets forth the compensation for each individual who served as principal executive officer or principal financial officer during fiscal 2009, and each of the Company’s other three most highly compensated executive officers for fiscal 2009. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executives” or the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (g)	Non-Equity Incentive Plan Compensation ($) (h)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (i)	All Other Compen- sation ($) (j)	Total ($)
David W. Stevens Chief Executive Officer(a)	2009 2008	$500,000 48,077		$695,432 500,016	$505,000 30,986	$31,482 0	$134,129 21,274	$1,866,043 600,353

Scott D. Wilson Executive Vice President and Chief Financial and Administrative Officer(b)	2009 2008 2007	145,259 328,412 317,000		0 236,530 248,996	107,219 156,817 218,928	73,157 59,842 31,298	436,651 23,973 28,728	762,286 805,574 844,950

David G. Carpenter Senior Vice President and Chief Financial Officer(c)	2009 2008	262,851 223,600		91,017 94,033	194,017 69,707	32,518 23,403	10,488 18,964	590,891 429,707

J. Frank Bates President(d)	2009 2008 2007	350,000 390,311 283,500		233,844 452,625 236,090	258,344 186,373 171,872	298,129 430,092 153,715	27,602 35,257 27,305	1,167,919 1,494,658 872,482

Andres R. Ramirez Vice President- Power Generation(e)(f)	2009	203,669	100,000	83,616	113,928	21,834	14,109	537,156

Rocky R. Miracle Senior Vice President- Corporate Planning and Development(e)	2009	233,462		84,816	151,458	21,115	43,705	534,556

(a)	Mr. Stevens was appointed Chief Executive Officer in November 2008. Mr. Stevens is also a director of the Company, but receives no additional compensation for his service as a director.

(b)	Mr. Wilson retired from the Company in May 2009. He received a $125,000 severance payment and $226,800 in consulting fees which are included in column (j), All Other Compensation.

(c)	Mr. Carpenter was appointed Senior Vice President and Chief Financial Officer in August 2009. Mr. Carpenter previously served as Vice President-Regulatory Services and Controller. Mr. Carpenter was not a Named Executive Officer for fiscal 2007 so compensation for 2007 is not reported.

(d)	Mr. Bates served as President and Chief Operating Officer from November 2008 to October 2009 and as President from November to December 2009.

(e)	Messrs. Ramirez and Miracle were not Named Executive Officers for fiscal 2008 or 2007 and so compensation for those years is not reported.

(f)	Mr. Ramirez received a discretionary cash bonus in 2009 based on the achievement of certain performance goals.

(g)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the restricted stock and performance shares granted in 2009, 2008 and 2007 which vest in 2012, 2011 and 2010, respectively. Restricted stock awards are valued at the closing market price on the date of grant. Performance shares are valued at grant date fair value which is based upon a “Monte Carlo simulation,” which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures of approximately 14.27%, 33%, and 54% for 2009, 2008 and 2007, respectively. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note F – Common Stock of Notes to the Consolidated Financial Statements in the Company’s 2009 Form 10-K.

(h)	This column represents performance-based bonuses earned under the annual cash bonus plan for performance during 2009, 2008 and 2007. Bonuses were paid based on the Company’s achievement of earnings per share and operational performance goals.

(i)	This column represents the change in pension value between the accumulated pension benefit for each Named Executive Officer as of December 31, 2009 as compared to December 31, 2008; December 31, 2008 as compared to December 31, 2007; and December 31, 2007 compared to December 31, 2006.

(j)	See the following table regarding each component of amounts included in “All Other Compensation” in the Summary Compensation Table above.

ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Accrued PTO Sellback ($) (a)	Group Term Life Insurance ($)	Company Contributions To Retirement And 401(k) Plans ($)	Personal Use of Company Car/ Parking ($)	Other ($)	Total ($)
David W. Stevens(b)	2009	$19,231	$1,242	$6,900	$3,000	$103,756	$134,129
	2008	19,231	62	1,731	250		21,274

Scott D. Wilson(c)	2009	75,787	664	6,900	1,500	351,800	436,651
	2008	12,631	1,442	6,900	3,000		23,973
	2007	18,288	690	6,750	3,000		28,728

David G. Carpenter	2009	0	588	6,900	3,000		10,488
	2008	8,600	464	6,900	3,000		18,964

J. Frank Bates	2009	16,154	1,548	6,900	3,000		27,602
	2008	23,606	1,751	6,900	3,000		35,257
	2007	16,356	1,199	6,750	3,000		27,305

Andres R. Ramirez	2009	3,931	278	6,900	3,000		14,109

Rocky R. Miracle(d).	2009	9,808	947	5,013	4,000	23,937	43,705

(a)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.

(b)	Relocation costs for Mr. Stevens of $103,756, including $36,217 for tax reimbursements, were paid in 2009.

(c)	In accordance with Mr. Wilson’s employment retirement agreement, he received a severance payment of $125,000 and consulting fees of $226,800.

(d)	Relocation costs for Mr. Miracle of $23,937 were paid in 2009. The Company did not pay Mr. Miracle’s tax reimbursement related to the relocation costs.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning equity and cash awards to the Named Executive Officers during the fiscal year ended December 31, 2009:

	Grant and Approval Date	Estimated Future Payouts Under Non-Equity Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)				All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (d)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)

David W. Stevens.	02/24/09	$112,500	$300,000	$525,000	12,780	42,600	85,200		13,150	—	$695,432

Scott D. Wilson	02/24/09	19,065	65,367	111,668	—	—	—		—	—	—

David G. Carpenter.	02/24/09	34,499	118,283	202,067	1,680	5,600	11,200		1,700	—	91,017

J. Frank Bates	02/24/09	45,938	157,500	269,063	4,305	14,350	28,700		4,400	—	233,844

Andres R. Ramirez	02/24/09	24,186	71,284	118,383	1,530	5,100	10,200		1,600	—	83,616

Rocky R. Miracle	02/24/09	29,183	93,385	157,587	1,560	5,200	10,400		1,600	—	84,816

(a)	Each executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board of Directors. It is anticipated that the annual performance goals will be “stretch” goals based on the achievement of corporate objectives that will lead to enhanced shareholder value. In 2009, the performance goals were related to safety, customer satisfaction and earnings per share, as further described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Annual Cash Bonus Plan.” If a certain level of earnings per share is not attained, no bonuses will be paid for any of the measures. Actual amounts paid for 2009 are in the Summary Compensation Table above.

(b)	Amounts shown represent the performance shares available under the incentive plan which provides market-based, long-term incentive award opportunities to Named Executive Officers. Performance shares are based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2011. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”

(c)	Restricted shares vest at the end of three years.

(d)	This column reflects the grant date fair value of restricted stock awards and performance shares under FASB ASC Topic 718. With respect to stock awards, the value was calculated as the number of restricted shares multiplied by the closing price on grant date. With respect to performance shares, the value was determined using a “Monte Carlo simulation” which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate. The Monte Carlo values for 2009 performance share awards was $12.00 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock awards held by the Named Executive Officers at December 31, 2009. There were no option awards held by the Named Executive Officers at December 31, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Stevens(5)(8)	13,150	$266,682	12,780	$259,178
David W. Stevens(2)	19,224	389,862	—	—

David G. Carpenter(1)(6)	1,150	23,322	975	19,773
David G. Carpenter(5)(7)	1,700	34,476	1,140	23,119
David G. Carpenter(8)			1,680	34,070

J. Frank Bates(1)(6)	3,050	61,854	2,535	51,410
J. Frank Bates(5)(7)	4,400	89,232	3,060	62,057
J. Frank Bates(3)(8)	5,000	101,400	4,305	87,305

Andres R. Ramirez(1)(6)	1,050	21,294	465	9,430
Andres R. Ramirez(5)(7)	1,600	32,448	1,050	21,294
Andres R. Ramirez(8)			1,530	31,028

Rocky R. Miracle(4)(7)	1,000	20,280	1,020	20,686
Rocky R. Miracle(5)(8)	1,600	32,448	1,560	31,637

(1)	Unvested restricted stock vests on December 31, 2010.

(2)	Unvested restricted stock vests in two equal installments on November 17, 2010 and November 17, 2011.

(3)	Unvested restricted stock vests on March 20, 2011.

(4)	Unvested restricted stock vests on September 2, 2011.

(5)	Unvested restricted stock vests December 31, 2011.

(6)	Unvested performance stock vests on January 1, 2010 if performance goals are met.

(7)	Unvested performance stock vests on January 1, 2011 if performance goals are met.

(8)	Unvested performance stock vests on January 1, 2012 if performance goals are met.

(9)	Excludes Mr. Wilson who retired in May 2009.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information regarding exercise of options, the acquisition of shares on vesting and the value realized during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David W. Stevens	—	$—	9,612	$197,430
Scott D. Wilson	18,500	85,597	—	—
David G. Carpenter	—	—	1,000	20,280
J. Frank Bates	100,000	624,000	12,038	237,963
Andres R. Ramirez	—	—	450	9,126
Rocky R. Miracle	—	—	—	—

PENSION PLAN

The Company has a defined benefit plan with a cliff vesting schedule that provides definitely determinable benefits over a period of years, usually an employee’s lifetime (the “Pension Plan”). The purpose of the Pension Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits and is for the exclusive benefit of eligible employees and their beneficiaries. Employees are eligible to participate in the Pension Plan on the first day of the month coincident with or immediately following completion of one year of service during which the employee completes not less than 1,000 hours of service. In order to vest or build ownership in the benefit payable from the Pension Plan, an employee must complete five years of service during which he or she has worked at least 1,000 hours each year. Each of the Named Executive Officers is a participant in the Pension Plan, and the estimated credited years of service for each of them at December 31, 2009 is set forth in the “Pension Benefits Table” below.

Retirement benefits under the Pension Plan are calculated as the product of 1.25% of the employee’s average monthly earnings (“Average Monthly Earnings”) and the credited years of service (“Benefit Accrual Service”). An employee’s Average Monthly Earnings is the employee’s annualized rate of compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other compensation in any form) as of any day converted to a monthly amount and then averaged over a five consecutive year period. The maximum benefit payable under the Pension Plan may not consider compensation in excess of that allowed by the Code. For the year 2009, the maximum amount of compensation on which benefits from the Pension Plan may be based is $245,000. An employee is credited with one year of Benefit Accrual Service in any plan year (January through December) during which 1,000 hours of service is completed for the Company. The formula below provides an illustration as to how a monthly retirement benefit is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Pension Plan Average Monthly Earnings (Subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

A monthly benefit from the Pension Plan is computed as a straight life only annuity that provides a monthly benefit for the employee’s lifetime and ends upon the employee’s death. Optional benefit forms of payment are also available under the Pension Plan to include:

•

A joint and survivor annuity option is a joint life annuity payable to the employee for the employee’s lifetime with a survivor annuity for the life of any person the employee designates. The amount payable to the survivor will be a certain percentage of the amount that the employee elects of the amount of the annuity payable during the joint lives of the employee and the person the employee designates.

•

A life annuity with term certain option is payable for the employee’s life, with 120 payments guaranteed, regardless of whether the employee dies before all 120 payments have been made. If the employee dies before all 120 payments have been made, the same amount of annuity is payable for the remainder of the 120 months to the employee’s beneficiary.

Under the terms of the Pension Plan, an employee of the Company may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and completing the required vesting period of five years during which the employee has worked 1,000 hours each year. If an employee retires from the Company between the ages of 55 and 64, the amount of benefits payable from the Pension Plan is reduced such that if the employee retires at age 55, he or she will be entitled to 50% of the accrued benefits otherwise payable without a reduction at age 65. The reduction schedule below displays the reduction percentage to which an employee’s accrued benefit is subject when retirement from the Company takes effect between ages 55 and 64:

Retirement Age	Percent of Accrued Benefit
65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

A monthly benefit payable from the Pension Plan any time before normal retirement age is not subject to the reduction schedule above when the employee’s age and years of service are 62 and 20, respectively, or the sum of the employee’s age and years of service exceeds 85 with a minimum age of 55 at the time of retirement. All benefit payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

For the valuation method and all material assumptions, please see the Retirement Plan’s section under Note L Employee Benefits of the Company’s 2009 Form 10-K.

EXCESS BENEFIT PLAN

The Company has a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company (the “Excess Benefit Plan”). The Company selects those employees who are eligible to receive a benefit from the Pension Plan, the amount of which is reduced by limitations of the Code. Additionally, the Excess Benefit Plan adds bonuses paid pursuant to the Company’s short-term bonus plan to the Pension Plan definition of Average Monthly Earnings and without giving effect to any compensation limitations imposed by the Code. Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age requirements and benefit payment options as under the Pension Plan. Except as noted under the heading “Change in Control Agreement and Other Termination Benefits,” it is not possible for an employee’s credited years of service under the Pension Plan to exceed the employee’s actual years of service with the Company.

Supplemental retirement benefits under the Excess Benefit Plan are calculated as a monthly amount equal to the difference between (a) and (b) below:

(a)	the monthly amount of the Pension Plan benefit to which the employee would have been entitled under the Pension Plan if the benefit were computed without giving effect to any limitation on benefits imposed by the Code and by using Average Monthly Earnings plus bonus amounts paid pursuant to the Company’s short-term bonus plan

LESS

(b)	the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

The formula below provides an illustration as to how a retirement benefit from the Excess Benefit Plan is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vested service during which he or she has worked 1,000 hours each year:

Excess Benefit Plan Average Monthly Earnings (Not subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

LESS

Pension Plan Average Monthly Earnings (Subject to Code limitations)	X	Benefit Accrual Service	X	1.25%

The Excess Benefit Plan is subject to the rules of Section 409A of the Code. Generally, under Section 409A of the Code, distributions cannot be made to certain employees (as defined in Section 416(i) of the Code) of a publicly traded corporation before the earlier of (i) six months following the employee’s separation date, or (ii) the death of the employee.

Pursuant to Section 409A, Excess Benefit Plan payments will begin six months after an affected employee’s retirement from the Company. The first payment will be paid in a sum equal to six monthly payments from the employee’s retirement date plus the employee’s seventh month payment. Thereafter, the employee’s benefit from the Excess Benefit Plan is payable on the first day of each month. The benefit payable from the Excess Benefit Plan is paid in the same form under which the benefit from the Pension Plan is payable to the employee. All payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of a general unsecured creditor of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE

The following table describes pension benefits to the Named Executive Officers under the Company’s Pension Plan and the Excess Benefit Plan as of December 31, 2009.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David W. Stevens	Pension Plan Excess Benefit Plan	1 1	$13,875 17,607	0 0

Scott D. Wilson	Pension Plan Excess Benefit Plan	6 6	113,894 100,359	0 0

David G. Carpenter	Pension Plan Excess Benefit Plan	4 4	65,128 19,182	0 0

J. Frank Bates	Pension Plan Excess Benefit Plan	37 37	1,296,487 1,272,241	0 0

Andres R. Ramirez	Pension Plan Excess Benefit Plan	5 5	58,942 9,667	0 0

Rocky R. Miracle	Pension Plan Excess Benefit Plan	1 1	19,810 1,305	0 0

The Present Value of Accumulated Benefit for each executive is computed using an interest rate of 6.1% for the Pension Plan and 6.3% for the Excess Benefit Plan and the RP 2000 mortality tables projected to 2016 using Scale AA.

Change in Control Agreements and Other Termination Benefits

The Company has entered into change of control agreements (the “Change of Control Agreements”) with each Named Executive Officer and certain other officers of the Company. In the event the covered officer is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 100 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

•	A pro rata payment of the officer’s target bonus for the year of termination;

•

A lump sum payment equal to the officer’s annual base salary plus target bonus for the year of termination, multiplied by either three (for Messrs. Stevens and Bates) or two (for all other officers covered by a Change of Control Agreement);

•

The actuarial equivalent of vested benefits under the Company’s retirement plan calculated with additional years of service equal to either three years (for Messrs. Stevens and Bates) or two years (for all other officers covered by a Change of Control Agreement);

•

Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility (but not time of commencement of benefits) for retiree benefits under any of these plans; and

•	Outplacement services for one year.

In March 2007, the Change of Control Agreements were amended to eliminate a tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive retaining the higher after-tax amount.

A “change of control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

In November 2008, we entered into an employment agreement with Mr. Stevens, pursuant to which he was granted 28,836 restricted shares vesting in three equal annual installments. The remaining unvested portion of this award (19,224 shares) will become vested if he is terminated without cause before the final vesting date. If he had been terminated without cause on December 31, 2009, the value of his acceleration would have been $389,863, based on the closing price of our stock on that date of $20.28 per share.

The following table quantifies potential payments or benefits to our Named Executive Officers under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2009. These amounts do not include benefits under our Pension Plan and Excess Benefit Plan that would be paid in connection with any retirement event, as described under “Pension Benefits Table” above.

Name(1)	Benefit	Change in Control Without Termination(2)	Qualifying Termination following a Change in Control
David W. Stevens
	Severance		$2,688,000
	Settlement of Unvested Equity Awards(2)	$2,384,401	n/a
	Lump Sum Equivalent for Pension Service		31,482
	Welfare Benefit Continuation		27,404
	Outplacement		25,000

David G. Carpenter
	Severance		934,960
	Settlement of Unvested Equity Award(2)	570,882	n/a
	Lump Sum Equivalent for Pension Service		84,310
	Welfare Benefit Continuation		17,796
	Outplacement		25,000

J. Frank Bates
	Severance		1,522,500
	Settlement of Unvested Equity Awards(2)	1,590,966	n/a
	Lump Sum Equivalent for Pension Service		2,568,728
	Welfare Benefit Continuation		17,824
	Outplacement		25,000

Andres R. Ramirez
	Severance		571,247
	Settlement of Unvested Equity Awards(2)	465,426	n/a
	Lump Sum Equivalent for Pension Service		68,609
	Welfare Benefit Continuation		15,630
	Outplacement		25,000

Rocky R. Miracle
	Severance		714,000
	Settlement of Unvested Equity Awards(2)	401,544	n/a
	Lump Sum Equivalent for Pension Service		21,115
	Welfare Benefit Continuation		17,290
	Outplacement		25,000

(1)	Excludes Mr. Wilson, who retired on June 1, 2009.

(2)	Represents the “spread value” of all unvested restricted stock and performance shares as of December 31, 2009, based on accelerated vesting of all awards upon a change in control under the terms of our equity incentive plan. There were no unvested options at December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2009, none of the Company’s executive officers served on the compensation committee or board of another company, one of whose executive officers served on the Company’s Board or Compensation Committee.

Policies and Procedures

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving all related party transactions, which are defined as transactions in which (i) the Company is a participant; (ii) any related person has a direct or indirect material interest; and (iii) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

To identify related party transactions, each year the Company submits and requires the directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have an interest. The Company reviews related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Vice President, Legal and Chief Compliance Officer.

Directors, officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 29, 2010 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class I Directors of the Company; (iii) the Named Executives; and (iv) all directors and current officers of the Company as a group (27 persons).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership***		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,889,775	(1)	8.79	%*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,724,357	(2)	8.4	%*

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1433	3,460,200	(3)	7.7	%*

Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,696,400	(4)	6.1	%*

Advisory Research, Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	2,480,726	(5)	5.61	%*

Goldman Sachs Asset Management, LP 32 Old Slip New York, NY 10005	2,280,823	(6)	5.2	%*

Heitz, Kenneth R.	82,412	(7)	**
Parks, Michael K.	54,471	(8)	**
Allen, Catherine A.	4,588	(9)	**
Brown, John Robert	27,000	(10)	**
Cicconi, James W.	39,279	(11)	**
Edwards, Jr. George W.	14,345	(12)	**
Harris, James W.	42,632	(13)	**
Holland-Branch, Patricia Z.	18,734	(14)	**
Siegel, Eric B.	43,805	(15)	**
Wertheimer, Stephen N.	30,536	(16)	**
Yamarone, Charles A.	3,500	(17)	**
Stevens, David W.	50,589	(18)	**
Bates, J. Frank	61,955	(19)	**
Wilson, Scott D.	0	(20)
Carpenter, David G.	10,452	(21)	**
Ramirez, Andres R.	4,493	(22)	**
Miracle, Rocky R.	3,800	(23)	**
Other Executive Officers	274,419	(24)	**
All directors and executive officers as a group (27 persons)	767,010	(25)	1.74%

*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.

**	Less than 1%.

***	For purposes of this disclosure, restricted stock is assumed to have voting power but no investment power.

(1)	Information regarding ownership of Common Stock by BlackRock, Inc. (“BlackRock”), is included in reliance on information set forth in an amended Schedule 13G filed with the SEC on January 29, 2010, reflecting ownership as of December 31, 2009. BlackRock is a parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G) in Section 240.13d(b)(1)(ii)(E) of the Act. BlackRock’s amendment to Schedule 13G amends the most recent Schedule 13G filing made by Barclays Global Investors, NA., (“Barclays Global”). Previously, on December 1, 2009 BlackRock completed its acquisition of Barclays Global and as a result substantially all of the Barclays Global entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. According to the filing, BlackRock beneficially owns 3,889,775 shares (8.79%) of Common Stock with sole voting and dispositive power over the shares of Common Stock.

(2)	Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) is included herein in reliance on information set forth in Amendment No. 6 in Schedule 13G filed on February 12, 2010, with the SEC, reflecting ownership as of December 31, 2009. Price Associates is an Investment Advisor in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act. According to the filing, Price Associates beneficially owns 3,724,357 (8.4%) shares of Common Stock as of December 31, 2009. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and. or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has the power to vote 916,800 reported shares of Common Stock.

(3)	Information regarding ownership of Common Stock by GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario Gabelli (collectively the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 3 in Schedule 13D filed with the SEC, reflecting ownership as of July 13, 2009. Updated ownership information is included herein in reliance on Thomson One information of Gabelli’s ownership as of December 31, 2009. GGCP is the controlling shareholder of GBL. GBL is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds and GSI. GSI is an investment manager and the parent company of Gabelli & Company which is classified as a registered broker-dealer under the Act. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and each of these entities is registered under the Investment Advisors Act of 1940. GGCP, GBL, GAMCO and Gabelli & Company are New York corporations. GSI and Teton Advisors are Delaware corporations and Gabelli Funds is a New York limited liability company. MJG Associates is a Connecticut corporation, and the Foundation is a Nevada corporation. Mario J. Gabelli is the majority stockholder and Chief Executive Officer and director of GGCP. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GBL. Mario Gabelli is also deemed to be the controlling shareholder of Teton Advisors through his control of GGCP and MJG-IV. Mario J. Gabelli is also the Chief Investment Officer for each of the Reporting Parties. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds beneficially owns 1,576,100 shares of Common stock (3.51%) and has sole voting and dispositive power over the shares, while GAMCO beneficially owns 1,882,600 shares (4.19%) and maintains sole dispositive power over 1,882,600 shares, but only has the power to vote 1,747,100 shares of Common Stock, and the Foundation beneficially owns 1,500 shares (0.00%) with sole voting and dispositive power over such shares. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 3,460,200 shares (7.70%) as of July 13, 2009. According to Thomson One, GAMCO Investors, Inc. owned 3,684,600 shares (or 8.34%) of Common Stock as of December 31, 2009.

Mario Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Common Stock owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

(4)	Information regarding ownership of Common Stock by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC Inc, (“ZFIC”), Andrew A. Ziegler, and Carlene M. Ziegler (collectively the “Artisan Reporting Parties”) is included herein in reliance on information set forth in a Schedule 13G filed with the SEC on February 11, 2010 reflecting ownership as of December 31, 2009. Artisan Corp is the general partner of Artisan Holdings. Artisan Holdings is the sole limited partner of Artisan Partners. Artisan Investments is the general partner and Artisan Holdings is the sole limited partner of Artisan Partners. ZFIC is the sole stockholder of Artisan Corp. Mr. Andrew Siegler and Ms. Carlene Ziegler are the principal stockholders of ZFIC and ZFIC is the sole stockholder of Artisan Corp. Artisan Partners and Artisan Holdings are investment advisors in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act. Artisan Holdings and Artisan Partners are Delaware limited partnerships. Artisan Investments is a Delaware limited liability company. Artisan Corp. and ZFIC are Wisconsin corporations.

According to the filing, Artisan Holdings, Artisan Corp., ZFIC , Mr. Andrew A. Ziegler, Ms. Carlene M. Ziegler beneficially own 2,696,400 shares of Common Stock (6.1%) with shared dispositive power over 2,696,400 shares and shared voting power over 2,464,600 shares. Artisan Partners and Artisan Investments beneficially own 2,651,600 shares of Common Stock (6.0%) with shared dispositive power over 2,651,600 shares and shared voting power over 2,419,800 shares. According to the filing, the aggregate amount beneficially owned by the Artisan Reporting Parties is 2,696,400 shares (6.1%).

(5)	Information regarding ownership of Common Stock by Advisory Research, Inc (“Advisory Research”) is included herein in reliance on information set forth in a Schedule 13G filed with the SEC on February 12, 2010, reflecting ownership as of December 31, 2009. Advisory Research is an Investment Advisor in accordance with Rule 13d-1(b) as defined in Section 240.13d(b)(1)(ii)(E) of the Act. Advisory Research is a Delaware Corporation. According to the filing, Advisory Research beneficially owns 2,480,726 shares (5.61%) of Common Stock with sole voting and dispositive power over their shares of the Company’s Common Stock.

(6)	Information regarding ownership of Common Stock by Goldman Sachs Asset Management, L.P., (“GSAM”), GS Investments Strategies, LLC (“GSIS”), and the Goldman Sachs Group (“GS Group”) is included herein in reliance on information set forth in Amendment No. 2 in a Schedule 13G filed with the SEC on February 12, 2010, reflecting ownership as of December 31, 2009. The GS Group is the parent company of GSAM and GSIS, which are both classified as Investment Advisors in accordance with Rule 13d-1(b) as defined in Section 240.13d-1(b)(1)(ii)(E) of the Act. According to the filing, GS Group beneficially owns 2,280,823 shares (5.2%) of the Common Stock with shared dispositive power over 2,280,823 shares and shared voting power over 2,007,460 shares of Common Stock.

(7)	Includes (i) 2,948 shares of Common Stock that Mr. Heitz has the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 60,573 shares over which he has sole voting and investment power; and (iii) 18,891 shares of restricted Common Stock over which he has voting power but no investment power.

(8)	Includes (i) 50,971 shares of Common Stock over which Mr. Parks has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(9)	Ms. Allen has 4,588 shares of Common Stock over which she has sole voting power but no investment power.

(10)	Includes (i) 23,500 shares of Common Stock over which Mr. Brown has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(11)	Includes (i) 35,779 shares of Common Stock over which Mr. Cicconi has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(12)	Includes (i) 10,845 shares of Common Stock over which Mr. Edwards has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(13)	Includes (i) 39,132 shares of Common Stock over which Mr. Harris has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(14)	Includes (i) 12,043 shares of Common Stock over which Ms. Holland-Branch has sole voting and investment power; and (ii) 6,691 shares of restricted Common Stock over which she has voting power but no investment power.

(15)	Includes (i) 40,305 shares of Common Stock over which Mr. Siegel has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(16)	Includes (i) 27,036 shares of Common Stock over which Mr. Wertheimer has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(17)	Mr. Yamarone has 3,500 shares of restricted Common Stock over which he has sole voting power but no investment power.

(18)	Includes (i) 1,090 shares of Common Stock over which Mr. Stevens has sole voting and investment power; and (ii) 49,499 shares of restricted Common Stock over which he has voting power but no investment power.

(19)	Includes (i) 49,505 shares of Common Stock over which Mr. Bates has sole voting and investment power; and (ii) 12,450 shares of restricted Common Stock over which he has voting power but no investment power.

(20)	Mr. Wilson retired from the Company in May 2009 and is no longer an officer of the Company. Mr. Wilson is no longer required to report stock transactions to the SEC. As of June 1, 2009, the Company has not tracked any of Mr. Wilson’s stock transactions.

(21)	Includes (i) 4,552 shares of Common Stock over which Mr. Carpenter has sole voting and investment power; and (ii) 5,900 shares of restricted Common Stock over which he has voting power but no investment power.

(22)	Includes (i) 643 shares of Common Stock over which Mr. Ramirez has sole voting and investment power; and (ii) 3,850 shares of restricted Common Stock over which he has voting power but no investment power.

(23)	Mr. Miracle has 3,800 shares of restricted Common Stock over which he has sole voting power but no investment power.

(24)	Includes (i) 180,000 shares of Common Stock that other officers currently have the right to acquire by exercising options granted under the 1996 and 1999 Plans; (ii) 48,276 shares over which the officers have sole voting and investment power; and (iii) 46,143 shares of restricted Common Stock over which they have voting power but no investment power.

(25)	Includes (i) 182,948 shares of Common Stock related to stock options discussed above; (ii) 404,250 shares of restricted Common Stock over which the directors and officers have sole voting and investment power; and (iii) 179,812 shares of restricted Common Stock over which they have voting power but no investment power.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2009, the Audit Committee, among other things, (1) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (2) reviewed and discussed the audited financial information contained in the Annual Report with the Company’s management, including the Chief Financial Officer, and independent auditors prior to public release; (3) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”; (4) discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (5) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (6) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2009. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s independent auditors, and the Board of Directors concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Charles A. Yamarone—Chairman
John Robert Brown
James W. Cicconi
Michael K. Parks
Eric B. Siegel

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Act requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during and for the fiscal year ended December 31, 2009, its directors, officers and 10% shareholders complied with all Section 16(a) filing requirements, except that a Form 4 for Mr. Eric B. Siegel reporting an award on May 7, 2009 of 3,500 shares was filed late on May 12, 2009.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2011 annual meeting of shareholders, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 1, 2010. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in advance in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws. For more details see “Evaluation of Director Nominees” above.

OTHER BUSINESS

The Board of Directors knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

ANNUAL REPORT

The Company’s 2009 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

SARBANES-OXLEY SECTION 302 CERTIFICATION

On February 26, 2010, the Company filed with the SEC, as an exhibit to its Form 10-K, the Sarbanes-Oxley Act Section 302 certification regarding the quality of the Company’s public disclosure.

DELIVERY OF PROXY STATEMENT

Pursuant to the new rules adopted by the Securities and Exchange Commission, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY

By Order of the Board of Directors

Guillermo Silva, Jr.

Corporate Secretary

Dated: April 16, 2010

EL PASO ELECTRIC COMPANY 100 N. STANTON P.O. BOX 982 EL PASO, TX 79901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by El Paso Electric Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to El Paso Electric Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23410-P90099	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EL PASO ELECTRIC COMPANY THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1 AND 2.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01)	JOHN ROBERT BROWN
	02)	JAMES W. CICCONI
	03)	PATRICIA Z. HOLLAND-BRANCH
	04)	THOMAS K. SHOCKLEY
Vote On Proposal						For	Against	Abstain
2.	Ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.					☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR item 2. If any other routine matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the

Annual Meeting of Shareholders:

The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

M23411-P90099

EL PASO ELECTRIC COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders

May 26, 2010

The undersigned hereby nominate(s), constitute(s) and appoint(s) David W. Stevens, David Carpenter, Mary Kipp, and Gary D. Sanders, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at the Stanton Tower Building, 100 N. Stanton, El Paso, Texas 79901, on Wednesday, May 26, 2010 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE